Exhibit 99.1

PIONEER BANKSHARES, INC.

ANNOUNCES THIRD QUARTER RESULTS

FOR IMMEDIATE RELEASE:

For Inquiries Contact:     Thomas R. Rosazza, President/CEO

                                           (540)-778-2294

Stanley, VA, October 24, 2007 — Pioneer Bankshares, Inc., the parent company of Pioneer Bank, reported net earnings of $1.25 million for the nine months ended September 30, 2007 compared to $1.23 million for the same period in 2006. Earnings per share, were $1.24 compared to $1.22 when compared to the same period last year. The increase in earnings for the period is primarily attributed to increased interest income on loans and investment securities. These increases are primarily the result of the Company’s continued efforts to expand its loan portfolio, as well as, increased market yields on the bank’s investment portfolio as compared to the prior year.

The Company’s loan portfolio grew by $7.2 million or 6.08% during the nine months ending September 30, 2007. The deposit portfolio grew by $6.5 million or 5.24% during the same period. The Company’s net growth in assets for the nine month period ending September 30, 2007 was $6.4 million, which represents a 4.25% increase over that achieved in the comparable period for 2006. The growth trends are attributed to the Company’s focus on increasing its loan portfolio primarily in the category of small to medium sized commercial loans.

Additional financial highlights for the nine month period ending September 30, 2007 are included in the table below.

Pioneer Bankshares, Inc. is a one-bank holding company located in Page County, Virginia. It owns and operates Pioneer Bank with seven banking locations. The company’s main branch and corporate office is located in Stanley, Virginia, with other branch locations in Shenandoah, Luray, Harrisonburg (2), Stanardsville, and Charlottesville, Virginia.

Pioneer Bankshares, Inc. stock is traded on the OTC Bulletin Board under the symbol PNBI.OB.

PIONEER BANKSHARES, INC.

FINANCIAL HIGHLIGHTS

(In thousands, except for per share data)

Unaudited

	Nine Months Ended September 30,
	2007	2006
Condensed Statement of Income

Interest and dividend income	$8,022	$7,285
Interest expense	2,931	2,406

Net interest income	5,091	4,879

Provision for loan losses	210	197

Net interest income after provision for loan losses	4,881	4,682

Noninterest income	931	958
Noninterest expense	3,918	3,773

Income before income taxes	1,894	1,867
Income tax expense	642	635

Net Income	$1,252	$1,232

Earnings per share, basic and diluted	$1.24	$1.22

	September 30, 2007	December 31, 2006
Balance Sheet Summary

Assets	$158,068	$151,631
Deposits	131,314	124,778
Loans, Net	126,045	118,822
Stockholders’ Equity	15,973	15,218